Exhibit 99.1

       The Middleton Doll Company to Move to OTC Bulletin Board

    PEWAUKEE, Wis.--(BUSINESS WIRE)--July 13, 2004--The Middleton Doll Company (NASDAQ/NMS:DOLL) today announced that it will no longer be listed on the Nasdaq National Market. Effective July 14, 2004, the company's common stock and preferred stock will be traded on the OTC Bulletin Board (OTCBB).
    "We are voluntarily delisting from the Nasdaq National Market because we no longer satisfy the minimum stockholders' equity requirement of $10,000,000. We will not pursue listing on the Nasdaq SmallCap Market due to the initial and annual listing fees. Because the common stock and preferred stock are thinly traded, our Board of Directors determined that it would not be cost effective to move to the Nasdaq SmallCap Market," said George R. Schonath, President and CEO of The Middleton Doll Company.
    The OTCBB is a regulated quotation service that displays real-time quotes, last-sale prices and volume information in over-the-counter securities. The stock will continue to trade under its current symbols of DOLL and DOLLP. Stock price information will be available on the OTCBB website: www.otcbb.com. In addition, stock price information may also be available in local Milwaukee newspapers, but will no longer be included under "Wisconsin Stocks" in the Milwaukee Journal Sentinel due to the delisting.
    The Middleton Doll Company operates in two segments, consumer products and financial services. The company's consumer products segment is comprised of Lee Middleton Original Dolls, Inc., a designer, manufacturer and marketer of lifelike collectible and play dolls, and License Products, Inc., a designer and marketer of clocks and home decor products that are sold to major national retailers. The company's financial services subsidiary is a real estate investment trust (REIT).

    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "plan," "intend," "estimate," "may," "will," "would," "could," "should," or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. Significant risks and uncertainties include (i) the continuing effect of adverse economic conditions and (ii) the effect of increasing competition in the collectible doll market. Additional information concerning the Company and its business, including factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

    The Middleton Doll Company news releases are available on-line 24 hours a day at: http://www.middletondollcompany.com

    CONTACT: The Middleton Doll Company
             George R. Schonath, 262-523-4300